Exhibit 10.8

Patent Rights Transfer Agreement

Transferor: Liu Jianfeng

Transferee: Illigate Textile (Zhejiang) Co., Ltd.

Transferor agrees to transfer the decorative cloth patent rights (patent No.: ZL200630105432.5, ZL200630105433.X, ZL200630105434.4, ZL200630105435.9, ZL200630105436.3, ZL200920116292.X, patent application No.: 200920116291.5) owned by it to the transferee.

Through consultation, the above two parties make this agreement of their own will.

Article I Delivery of Material by the Transferor to the Transferee

1.  All patent application documents delivered to the Patent Office of China, including description, right claiming letter, attached plan, summary and the attached plan to the summary, application letter, opinion statement as well as the alteration of matter, approving decision of resuming right after the loss of right, letter of attorney etc.

2.  All documents issued by the Patent Office of China to the transferor, including acceptance notice, intermediate documents, authorizing decision, patent certificate and its copy etc.

3.  Agreement to others for licensing the implementation of patent of the transferor, including the annexes of the agreement (i.e. technical, craftsmanship documents etc. related with implementation of the patent).

4.  Certificate issued by the Patent Office of China with regard to the effectiveness of the patent rights, including the latest patent annuity payment certificate(or the registration book of the Patent Office), the decision of the Patent Office of China or the Patent Reexamination Board or the People’s Court during the cancellation or invalidity application process etc.

5.  Transfer approval document of the upper level competent department or relevant competent department of the State Council.

Article II Time, Venue and Manner of Delivering the Material

1.  Delivery time of the material

Upon the coming into effect of the agreement, the transferor shall deliver to the transferee all the material prescribed in Article I herein.

2.	Delivery venue and manner of the material

The transferor shall deliver all the above material to the transferee by personnel delivery.

The delivery venue of all the material shall be the address of the transferee.

Article III Patent Implementation and Licensing of Patent Implementation and Disposal Method

The transferee shall have the full use and disposal rights to the above patent rights obtained in according to this agreement, including the right of permitting others to use. The transferee’s exercising of owner’s right, use right, disposal right or the right of permitting others to use shall not be interfered by the transferor.

In case of the transferor having already implemented the above patents before the signing of this agreement, upon the coming into effect of this agreement, the transferor shall immediately stop the implementation of the patents.

In case of the transferor having licensed others to implement the patents by agreement before the signing of this agreement, its right and responsibility relationship shall transfer to the transferee from the effective date of this agreement.

Article IV Fee of the Transfer

The patent right price involved herein is one million eighty three thousand and five hundred RMB yuan (RMB1,830,500). As the controlling shareholder, Liu Jianfeng agrees to directly invest the above patents into Illigate Textile (Zhejiang) Co., Ltd. as capital increase to Illigate Textile (Zhejiang) Co., Ltd. and shall not charge any other fees.

Article V the Handling after the Patent Rights Being Revoked or Pronounced Invalid

In case of others’ applying to the Patent Office for revocation of the patent rights, or requesting the Patent Reexamination Board to pronounce the invalidity of the patent rights, or bring a suit to the People’s Court in disapproving the decision of the Patent Reexamination Board (to invention patent), after the establishment of this agreement, the transferee shall be responsible to defend and bear the request and litigation costs thus occurred.

Article VI Provision for the Transition Period

1.  From the signing and coming into effect of this agreement to the date of registration and announcement by the Patent Office, the transferor shall maintain the effectiveness of the patents.

2.  After the registration and announcement by the Patent Office, the transferor shall be responsible for maintaining the effectiveness of the patent, such as handling the patent annuity, extension fee, defense against administrative cancellation and invalidity requests and answering the invalidity litigation etc.

3.  During the transition period, in the event of force majeure resulted in the transferor or the transferee not being able to perform the agreement, the agreement shall be cancelled.

Article VII Taxes and Fees

The taxes and fees involved in the agreement shall be paid by the transferee.

Article VIII Dispute Resolution

1.  In case of dispute during the performance of the agreement, is shall be resolved by the parties through friendly consultation according the provisions herein.

2.  In case the dispute cannot be resolved through consultation, it shall be submitted to the transferee’s local patent administrative authority for mediation and disposal. In case of disapproving the result of the mediation and disposal, either party can bring the case to the transferee’s local People’s Court.

Article IX Miscellaneous

The detailed list and contents of the above patents is attached hereafter as attached sheet.

The technical and legal matters not agreed herein shall be resolved by the two parties through consultation.

X  Effectiveness of the Agreement

This agreement shall come into effect after being signed by the two parties.

Transferor: Liu Jianfeng	Transferee: Illigate Textile (Zhejiang) Co., Ltd.

(signature): Liu Jianfeng	(signature and seal):

Legal representative: Liu Jianfeng

March 9, 2010	March 9, 2010